As filed with the Securities and Exchange Commission on April 25, 2014
                                            Registration No. 333-
________________________________________________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

Ciena Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)
23-2725311
(I.R.S. Employer Identification No.)

Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
(410) 694-5700

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
________________________

Ciena Corporation
2008 Omnibus Incentive Plan
(Full title of the Plan)
________________________

David M. Rothenstein
Senior Vice President, General Counsel and Secretary
Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
(410) 694-5700

(Name, address and telephone number, including area code, of agent for service)

Copy to:
William I. Intner, Esq.
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
(410) 659-2700
________________________

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	6,600,000	$19.81	$130,746,000	$16,840

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on April 21, 2014.

EXPLANATORY NOTE
This Registration Statement is being filed to register an aggregate of 6,600,000 additional shares of common stock for issuance under the 2008 Omnibus Incentive Plan (the “2008 Plan”). On February 4, 2014, the Registrant amended the 2008 Plan pursuant to authorization of the Board of Directors, subject to approval of stockholders. The Registrant's stockholders approved the amendment at Registrant’s Annual Meeting of Stockholders on April 10, 2014. As a result, the total number of shares available for issuance under the 2008 Plan will be 25,100,000 shares (inclusive of share previously granted), increased from time to time by: (i) the number of shares subject to outstanding stock options or restricted stock units granted under “prior equity incentive compensation plans” (as defined in the 2008 Plan) that are forfeited, expire or are canceled without delivery of common stock, to the extent that such shares would again be available under the prior equity incentive compensation plan, and (ii) the number of shares subject to awards assumed or substituted in connection with the acquisition of another company.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (File No. 333-180332) filed on March 23, 2012, the Registration Statement on Form S-8 (File No. 333-166125), filed on April 16, 2010 and the Registration Statement on Form S-8 (File No. 333-149929) filed on March 27, 2008, in each case except to the extent supplemented, amended or superseded by the information set forth herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:
(a)    The Registrant’s Form 10-K for the fiscal year ended October 31, 2013 filed with the Commission on December 20, 2013 and the Form 10-Q for the first fiscal quarter ended January 31, 2014 filed with the Commission on March 7, 2014;
(b)    The Registrant’s Current Reports on Form 8-K filed with the Commission on November 1, 2013, December 12, 2013 (reporting under Item 3.01 only), February 5, 2014 and April 11, 2014.
(c)    The description of the Registrant’s Common Stock, $.01 par value per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8‑A filed with the Commission on December 20, 2013, including all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for purposes of updating the description of Common Stock.
In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. We are not, however, incorporating by reference any documents, or portions of documents, whether specifically listed above or arising in the future, which are not deemed "filed" with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
     Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
Certificate of Incorporation and Bylaws. Article EIGHT of the Certificate of Incorporation provides that no director shall be personally liable for breach of fiduciary duty as a director, provided, however that such clause shall not apply to any liability of a director (1) for any breach of the director’s duty of loyalty to Ciena or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under § 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Bylaws provide that we shall indemnify the persons entitled to be indemnified to the fullest extent permitted by the DGCL.
Indemnification Agreements. Ciena has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ciena has agreed to indemnify such persons as permitted by the DGCL.
Insurance. Ciena has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act of 1933.
Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Specimen Stock Certificate
5.1	Opinion of David M. Rothenstein, Senior Vice President, General Counsel and Secretary of Ciena Corporation (filed herewith)
10.1(2)	2008 Omnibus Incentive Plan
10.2(3)	Amendment to the 2008 Omnibus Incentive Plan dated April 14, 2010
10.3(4)	Amendment to the 2008 Omnibus Incentive Plan dated March 21, 2012
10.4(5)	Amendment to the 2008 Omnibus Incentive Plan dated April 10, 2014
23.1	Consent of David M. Rothenstein, Senior Vice President, General Counsel and Secretary of Ciena Corporation. (contained in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)
24.1	Power of Attorney (included with signature page)

(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K filed December 27, 2007.

(2) Incorporated by reference from the Registrant's Form 8-K filed on March 27, 2008.
(3) Incorporated by reference from the Registrant’s Form 8-K filed on April 15, 2010.
(4) Incorporated by reference from the Registrant’s Form 8-K filed on March 23, 2012.
(5) Incorporated by reference from the Registrant’s Form 8-K filed on April 11, 2014.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on this 25th day of April, 2014.

CIENA CORPORATION

By:	/s/ Gary B. Smith
Gary B. Smith
President and Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary B. Smith and David M. Rothenstein, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Patrick H. Nettles, Ph.D. Patrick H. Nettles, Ph.D.	Executive Chairman of the Board of Directors	April 25, 2014

/S/ Gary B. Smith Gary B. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2014

/S/ James E. Moylan, Jr. James E. Moylan, Jr.	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 25, 2014

/S/ Andrew C. Petrik Andrew C. Petrik	Vice President and Controller (Principal Accounting Officer)	April 25, 2014

/S/ Harvey B. Cash Harvey B. Cash	Director	April 25, 2014

/S/ Lawton W. Fitt Lawton W. Fitt	Director	April 25, 2014

/S/ Judith M. O’Brien Judith M. O’Brien	Director	April 25, 2014

/S/ Michael J. Rowny Michael J. Rowny	Director	April 25, 2014

/S/ Patrick T. Gallagher Patrick T. Gallagher	Director	April 25, 2014

/S/ T. Michael Nevens T. Michael Nevens	Director	April 25, 2014

EXHIBIT INDEX

Exhibit Number	Description
4.1(1)	Specimen Stock Certificate
5.1	Opinion of David M. Rothenstein, Senior Vice President, General Counsel and Secretary of Ciena Corporation (filed herewith)
10.1(2)	2008 Omnibus Incentive Plan
10.2(3)	Amendment to the 2008 Omnibus Incentive Plan dated April 14, 2010
10.3(4)	Amendment to the 2008 Omnibus Incentive Plan dated March 21, 2012
10.4(5)	Amendment to the 2008 Omnibus Incentive Plan dated April 10, 2014
23.1	Consent of David M. Rothenstein, Senior Vice President, General Counsel and Secretary of Ciena Corporation. (contained in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)
24.1	Power of Attorney (included with signature page)

(1) Incorporated by reference from the Registrant's Annual Report on Form 10-K filed December 27, 2007.
(2) Incorporated by reference from the Registrant's Form 8-K filed on March 27, 2008.
(3) Incorporated by reference from the Registrant’s Form 8-K filed on April 15, 2010.
(4) Incorporated by reference from the Registrant’s Form 8-K filed on March 23, 2012.
(5) Incorporated by reference from the Registrant’s Form 8-K filed on April 11, 2014.